Exhibit 10.6

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

PAID UP OIL AND GAS LEASE

PROD 88

09/03

THIS LEASE AGREEMENT is made as of the February 28, 2012, between ____________________, a ________ whose address is _______________________________________________, Lessors and Langtre, LLC a Texas Limited Liability Company whose address is 4011 W Plano Pkwy, Ste 126, Plano, Texas 75093, as Lessee. All printed portions of this lease were prepared by the party hereinabove named as Lessee, but all other provisions including the completion of blank spaces, were prepared jointly by Lessor and Lessee.

1.	Description. In consideration of a cash bonus in hand paid and the covenants herein contained, Lessor hereby grants, leases and lets exclusively to Lessee the following described land, hereinafter called leased premises.

129.0 acres of land, more or less, in the ______________ Survey No. ______, ________ in Brown County, Texas and being the same land described in a Deed dated _____________________________ from ________________________________________, recorded in Volume ___, ___________ of the Deed Records of Brown County, Texas.

In the County of Brown, State of Texas, containing 129.00 acres of land, more or less, (including any interests therein which Lessor may hereafter acquire by reversion, prescription or otherwise), for the purpose of exploring for, developing, producing and marketing oil and gas along with all hydrocarbon and nonhydrocarbon substances produced in association herewith. The term “gas” as used herein helium, carbon dioxide, gaseous sulfur compounds, coalbed methane and other commercial gases, as well a normal hydrocarbon gases. In addition to the above-described land, this lease and the term “leased premises” also covers accretions and any small strips or parcels of land now or hereafter owned by Lessor which are contiguous or adjacent to the above described land, and, in consideration of the aforementioned cash bonus, Lessor agrees to execute at Lessee’s request any additional or supplemental instruments for a more complete or accurate description of the land so covered. For the purpose of determining the amount of any payments based on acreage hereunder, the number of gross acres above specified shall be deemed correct, whether actually more or less.

2. Term of Lease. This lease, which is a “paid-up” lease requiring no rentals, shall be in force for a primary term of Three (3) years from the date hereof, and for as long thereafter as oil or gas or other substances covered hereby are produced in paying quantities from the leased premises or from lands pooled therewith or this lease is otherwise maintained in effect pursuant to the provisions hereof.

OPTION TO EXTEND PRIMARY TERM: Lessee is herby given the option to extend the primary term of this lease for an additional Two (2) years from the expiration of the original primary term hereof. This option may be exercised by Lessee at any time during the original primary term by tendering to Lessor the sum of One Hundred Dollars ($100.00) per net mineral acre.

3. Royalty Payment. Royalties on oil, gas and other substances produced and saved hereunder shall be paid by Lessee to Lessor as follows: (a) For oil and other liquid hydrocarbon separated at Lessee’s separator facilities, the royalty shall be One Eighth (1/8th) of such production, to be delivered at Lessee’s option to Lessor at the wellhead or to Lessor’s credit at the oil purchaser’s transportation facilities, provided that Lessee shall have the continuing right to sell such production to itself or an affiliate at the wellhead market price then prevailing in the same field ( or if there is no such price then prevailing in the same field, then in the nearest field in which there is such a prevailing price) for production of similar grade and gravity; (b) for gas ( including casinghead gas) and all other substances covered hereby, the royalty shall be One Eighth (1/8th) of the proceeds realized by Lessee from the sale thereof, provided that Lessee shall have the continuing right to sell such production to itself or an affiliate at the prevailing wellhead market price for production of similar quality in the same field (or if there if no such price then prevailing in the same field, then in the nearest field in which there is such a prevailing price) pursuant to comparable purchase arrangements entered into on the same or nearest preceding date as the date on which Lessee or its affiliate commences its purchases hereunder; and (c) in calculating royalties on production hereunder, Lessee may deduct Lessor’s proportionate part of any production and excise taxes. If at the end of the primary term or any time thereafter one or more wells on the leased premises or lands pooled therewith are capable of producing oil or gas or other substances covered hereby in paying quantities, but such well or wells are either shut in or production therefrom is not being sold by Lessee, such well or wells shall nevertheless be deemed to be producing in paying quantities for the purpose of maintaining this lease. If for a period of 90 consecutive days such well or wells are shut in or production therefrom is not being sold by Lessee, then Lessee shall pay an aggregate shut-in royalty annually of one dollar ($1.00) per acre then covered by this lease, such payment to be made to Lessor on or before the end of said 90-day period and thereafter on or before each anniversary of the end of each annual period while the well or wells are shut in or production therefrom is not being sold by Lessee; provided that is this lease is otherwise being maintained by operations, or if production is being sold by Lessee from another well or wells on the leased premises or lands pooled therewith, no shut-in royalty shall be due until the 90-day period next following cessation of such operations or production. Lessee’s failure to properly pay shut-in royalty shall render Lessee liable for the amount due, but shall not operate to terminate this lease.

4. Shut-in Payment. All shut-in royalty payments under this lease shall be paid or tendered directly to Lessor at the above address, or its successors, regardless of changes in the ownership of said land. All payments or tenders may be made in currency, or by check or by draft and such payments or tenders to Lessor by deposit in the U.S. Mails in a stamped envelope addressed to the Lessor at the last address known to Lessee shall constitute payment.

5. Operations. If Lessee drills a well which is incapable of producing in paying quantities (hereinafter called “dry hole”) on the leased premises or lands pooled therewith, or if all production (whether or not in paying quantities) permanently ceases from any cause, including a revision of unit boundaries pursuant to the provisions of Paragraph 6 or the action of any governmental authority, then in the event this lease is beyond its primary term, as may be extended pursuant to the option set forth above, and not otherwise being maintained in force it shall nevertheless remain in force if Lessee commences operations for reworking an existing well or for drilling an additional well or for otherwise obtaining or restoring production on the leased premises or lands pooled therewith within 90 days after completion of operations on such dry hole or within 90 days after such cessation of all production. If at the end of the primary term, or at any time thereafter, this lease is not otherwise being maintained in force but Lessee is then engaged in drilling, reworking or any other operations reasonably calculated to obtain or restore production therefrom, this lease shall remain in force so long as any one or more of such operations are prosecuted with no interruption of more than 90 consecutive days, and if any such operations result in the production of oil or gas or other substances covered hereby, as long thereafter as there is production in paying quantities from the leased premises or lands pooled therewith.

6. Pooling. Lessee is hereby granted the right, at its option, to pool or unitize any land covered by this lease with any other land covered by this lease, and/or with any other land, lease, or leases, as to any or all minerals or horizons, so as to establish units containing not more then Eighty (80) surface acres plus 10% acreage tolerance; provided, however, units may be established as to any one or more horizons, or existing unit may be enlarged as to any one or more horizons, so as to contain not more than Six hundred and forty (640) surface acres plus 10% acreage tolerance, if limited to one or more of the following: (1) gas, other than casinghead gas, (2) liquid hydrocarbons (condensate) which are not liquids in the subsurface reservoir, (3) minerals produced from wells classified as gas wells by the conservation agency having jurisdiction. If larger units than any of those herein permitted, either at the time established, or after enlargement, are required or permitted under any governmental rule or order, for the drilling or operation of a well at a regular location, or for obtaining maximum allowable from any well to be drilled, drilling, or already drilled, any such unit may be established or enlarged to conform to the size required or permitted by such governmental order or rule. Lessee shall exercise said option as to each desired unit by executing an instrument identifying such unit and filing it for record in the public office in which this lease is recorded. Each of said options may be exercised by lessee at any time and from time to time while this lease is in force, and whether before or after production has been established either on said land, or on the portion of said land included in the unit, or on other land unitized therewith. A unit established hereunder shall be valid and effective for all purposes of this lease even though there may be mineral, royalty or leasehold interest in lands within the unit which are not effectively pooled or unitized. Any operations conducted on any part of such unitized land shall be considered, for all purposes, except the payment of royalty, as operations conducted upon said land under this lease. There shall be allocated to the land covered by this lease within each such unit (or to each separate tract within the unit if this lease covers separate tracts within the unit) that proportion of the total production of unitized minerals from the unit, after deducting any used in lease or unit operations, which the number of surface acres in such land (or in each such separate tract) covered by this lease within the unit bears to the total number of surface acres in the unit, and the production so allocated shall be considered for all purposes, including payment or delivery of royalty, overriding royalty and any other payments out of production, to be the entire production of unitized minerals from the land to which allocated in the same manner as though produced therefrom under the terms of this lease. The owner of the reversionary estate of any term royalty or mineral estate agrees that the accrual of royalties pursuant to this paragraph or of shut-in royalties which includes land not covered by this lease shall not have the effect of exchanging or transferring any interest under this lease (including, without limitation, any delay rental and shut-in royalty which may become payable under this lease) between parties owning interests in land covered by this lease and parties owning interests in land not covered by this lease. Neither shall it impair the right of lessee to release as provided in paragraph 6 hereof, except that lessee may not so release as to lands within a unit while there are operations thereon for unitized minerals unless all pooled leases are released as to lands within the unit. At any time while this lease is in force lessee may dissolve any unit established hereunder by filing for record in the public office where this lease is recorded a declaration to that effect, if at the time no operations are being conducted thereon for unitized minerals. Subject to the provisions of this paragraph 4, a unit once established hereunder shall remain in force so long as any lease subject thereto shall remain in force. If this lease now or hereafter covers separate tracts, no pooling or unitization of royalty interests as between any such separate tracts is intended or shall be implied or result merely from the inclusion of such separate tracts within this lease but lessee shall nevertheless have the right to pool or unitize as provided in this paragraph 4 with consequent allocation of production as herein provided. As used in this paragraph 4, the words “separate tract” means any tract with royalty ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the leases premises.

7. Payment Reductions. If Lessor owns less than the full mineral estate in all or any part of the leased premises, the royalties, and shut-in royalties payable hereunder for any well on any part of the leased premises or land pooled therewith shall be reduced to the proportion that Lessor’s interest in such part of the leased premises bears to the full mineral estate in such part of the leased premises. To the extent any royalty or other payment attributable to the mineral estate covered by the lease is payable to someone other the Lessor, such royalty or other payment shall be deducted from the corresponding amount otherwise payable to Lessor hereunder.

8. Ownership Changes. The interest of either Lessor or Lessee may be assigned, devised or otherwise transferred in whole or in part by area and/or by depth or zone, and the rights and obligations of the parties hereunder shall extend to their respective heirs, devisees, executors, administrators, successors and assigns. No change in Lessor’s ownership shall have the effect of reducing the rights or enlarging the obligations of Lessee hereunder, and no change in ownership shall be binding on Lessee until sixty days after Lessee has been furnished the original or duly authenticated copies of the documents establishing such change of ownership to the satisfaction of Lessee or until Lessor has satisfied the notification requirements contained in Lessee’s usual form of division order. In the event of the death of any person entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to the credit of decedent or decedent’s estate at the address designated above. If at any time two or more persons are entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to such persons, either jointly, or separately in proportion to the interests which each owns. If Lessee transfers its interest hereunder in whole or in part, Lessee shall be relieved of all obligations hereafter existing with respect to the transferred interests, and failure of the transferee to satisfy such obligations with respect to the transferred interests, shall not affect the right of Lessee with respect to any interest not so transferred. If Lessee transfers a full or undivided interest in all or any portion of the area covered by this lease, the obligation to pay or tender shut-in royalties hereunder shall be divided between Lessee and the transferee in proportion to the net acreage interest in this lease then held by each.

9. Release of Lease. Lessee may, at any time and from time to time deliver to Lessor or file of record a written release of this lease as to full or undivided interest in all or any portion of the area covered by this lease or any depths or zones thereunder, and shall thereupon be relieved of all obligations thereafter arising with respect to the interest so released. If Lessee releases less than all of the interest or area covered hereby, Lessee’s obligations to pay or tender shut-in royalties shall be proportionately reduced in accordance with the net acreage interest retained hereunder.

10. Ancillary Rights. In exploring for developing, producing and marketing all oil, gas and other substances covered hereby on the leased premises or lands pooled or unitized therewith, in primary and/or enhanced recovery, Lessee shall have the right to ingress and egress along with the right to conduct such operations on the leased premises as may be reasonably necessary for such purposes, including but not limited to geophysical operations, the drilling of wells, and the construction and use of roads, canals, pipelines, tanks, water wells, disposal wells, injection wells, pits, electric and telephone lines, power stations, and other facilities deemed necessary by Lessee to discover, produce, store, treat and/or transport production. Lessee may use in such operations any oil, gas water and/or other substances produced on the leased premises, except water from Lessor’s well or ponds in exploring, developing, producing or marketing from the leased premises or lands pooled or unitized therewith. The ancillary rights granted herein shall apply (a) to the entire leased premises described in Paragraph 1 above, notwithstanding any partial releases or other partial termination of this lease, and (b) to any other lands in which Lessor now or hereafter has authority to grant such rights in the vicinity of the leased premises or land pooled therewith. Lessee shall bury its pipelines below ordinary plow depth. No well shall be located less then 200 feet from any house or barn now on the leased premises or other lands of Lessor used by Lessee hereunder, without Lessor’s consent, and Lessee shall pay for damage caused by its operations to buildings and other improvements now on the leased premises or such other lands, and to commercial timber and growing crops thereon. Lessee shall have the right at any time to remove its fixtures, equipment and materials, including well casing, from the leased premises or such other lands during the term of this lease or within a reasonable time thereafter.

11. Regulation and Delay. Lessee’s obligations under this lease, whether express or implied, shall be subject to all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction, including restrictions on the drilling and production of wells, and regulation on the price or transportation of oil, gas and other substances covered hereby. When drilling, reworking, production or other operations are prevented or delayed by such laws, rules, regulations or orders, or by inability to obtain necessary permits, equipment, services, material, water, electricity, fuel, access or easements, or by fire, flood, adverse weather conditions, war, sabotage, rebellion, insurrection, riot, strike or labor disputes, or by inability to obtain a satisfactory market for production or failure of purchasers or carriers to take or transport such production, or by any other cause not reasonably with Lessee’s control, this lease shall not terminate because of such prevention or delay, and at Lessee’s option, the period of such prevention of delay shall be added to the term hereof. Lessee shall not be liable for breach of any provisions or implied covenants of this lease when drilling, production or other operations are so prevented or delayed.

12. Breach or Default. No litigation shall be initiated by Lessor for damages, forfeiture or cancellation with respect to any breach or default by Lessee hereunder, for a period of at least 90 days after Lessor has given Lessee written notice fully describing the breach or default, and then only if Lessee fails to remedy the breach or default within such period. In the event the matter is litigated and there is a final judicial determination that a breach or default has occurred, this lease shall not be forfeited or cancelled in whole or in part unless Lessee is given a reasonable time after said judicial determination to remedy the breach or default and Lessee fails to do so.

13. Warranty of Title. Lessor hereby agrees to defend title conveyed to Lessee hereunder, and agrees that Lessee at Lessees’ option may pay and discharge any taxes, mortgages or liens existing, levied or assessed on or against the leased premises. If Lessee exercises such option, Lessee shall be subrogated to the rights of the party to whom payment is made, and, in addition to its other rights, may reimburse itself out of any royalties or shut-in royalties otherwise payable to Lessor hereunder. In the event Lessee is made aware of any claim inconsistent to Lessor’s title, Lessee may suspend the payment of royalties and shut-in royalties hereunder, without interest, until Lessee has been furnished satisfactory evidence that such claim has been resolved.

14. Addendum. See the attached addendum referencing this lease, fully incorporated herein for all purposes.

IN WITNESS WHEREOF, this lease is executed to be effective as of the date first written above, but upon execution shall be binding on the signatory and the signatory’s heirs, devisees, executors, administrators, successors and assigns, whether or not this lease has been executed by all parties hereinabove named as Lessor.

LESSOR (WHETHER ONE OR MORE)

By:

By:

ACKNOWLEDGEMENTS

STATE OF TEXAS

COUNTY OF______________________

This instrument was acknowledged before me on the ____day of _______________________________________, 2012 by George Lovelace.

Notary Public for the State of Texas

STATE OF TEXAS

COUNTY OF_____________________

This instrument was acknowledged before me on the ______day of______________________, 2012, by wife, __________________________.

Notary Public for the State of Texas